Filed Pursuant to Rule 433

Registration Statement No. 333- 182852

July 26, 2012

PRICING TERM SHEET

This pricing term sheet supplements, and should be read in conjunction with, Bristol-Myers Squibb Company’s preliminary prospectus supplement dated July 26, 2012 (the “Preliminary Prospectus Supplement”) and accompanying prospectus dated July 26, 2012 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Bristol-Myers Squibb Company (the “Company”)

Security:	0.875% Notes due 2017 (the “2017 Notes”) 2.000% Notes due 2022 (the “2022 Notes”) 3.250% Notes due 2042 (the “2042 Notes”)

Size:	$750,000,000 2017 Notes $750,000,000 2022 Notes $500,000,000 2042 Notes

Maturity Date:	August 1, 2017, with respect to the 2017 Notes August 1, 2022, with respect to the 2022 Notes August 1, 2042, with respect to the 2042 Notes

Coupon:	0.875%, with respect to the 2017 Notes 2.000%, with respect to the 2022 Notes 3.250%, with respect to the 2042 Notes

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2013

Price to Public:	99.091%, with respect to the 2017 Notes 98.514%, with respect to the 2022 Notes 96.335%, with respect to the 2042 Notes

Benchmark Treasury:	0.750% due June 30, 2017, with respect to the 2017 Notes 1.750% due May 15, 2022, with respect to the 2022 Notes 3.125% due February 15, 2042, with respect to the 2042 Notes

Spread to Benchmark Treasury:	48 bps, with respect to the 2017 Notes 73 bps, with respect to the 2022 Notes 95 bps, with respect to the 2042 Notes

Benchmark Treasury Price and Yield:	100-26 and 0.582%, with respect to the 2017 Notes 102-27+ and 1.436%, with respect to the 2022 Notes 113-2+ and 2.497%, with respect to the 2042 Notes

Yield to Maturity:	1.062%, with respect to the 2017 Notes 2.166%, with respect to the 2022 Notes 3.447%, with respect to the 2042 Notes

Optional Redemption:	Make-Whole Treasury Rate plus 10 bps, in case of the 2017 Notes Make-Whole Treasury Rate plus 12.5 bps, in case of the 2022 Notes Make-Whole Treasury Rate plus 15 bps, in case of the 2042 Notes

Special Mandatory Redemption:	In the event that the Company does not purchase a majority of shares of outstanding common stock of Amylin Pharmaceuticals, Inc. on a fully diluted basis on or prior to December 31, 2012, or the merger agreement is terminated at any time prior thereto, the Company will redeem all of the Notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of each series of the Notes, plus accrued and unpaid interest from the date of initial issuance to but excluding the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

Underwriting Discount:	0.350%, with respect to the 2017 Notes 0.450%, with respect to the 2022 Notes 0.875%, with respect to the 2042 Notes

Net Proceeds, after Underwriting Discounts and Estimated Offering Expenses:	$1,950,906,800

Trade Date:	July 26, 2012

Expected Settlement Date (T+3):	July 31, 2012

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc. A+ by Standard & Poor’s Ratings Services A by Fitch, Inc.

CUSIP:	110122 AS7, in case of the 2017 Notes 110122 AT5, in case of the 2022 Notes 110122 AU2, in case of the 2042 Notes

ISIN:	US110122AS73, in case of the 2017 Notes US110122AT56, in case of the 2022 Notes US110122AU20, in case of the 2042 Notes

Joint Book-Running Managers:

Citigroup Global Markets Inc., Barclays Capital Inc. and Merrill Lynch, Pierce Fenner & Smith Incorporated, with respect to the 2017 Notes

Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, with respect to the 2022 Notes

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, with respect to the 2042 Notes

Senior Co-Managers:

BNP Paribas Securities Corp., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBS Securities Inc. and UBS Securities LLC, with respect to the 2017 Notes

BNP Paribas Securities Corp., J.P. Morgan Securities LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBS Securities Inc. and UBS Securities LLC, with respect to the 2022 Notes

BNP Paribas Securities Corp., Merrill Lynch, Pierce Fenner & Smith Incorporated and RBS Securities Inc., with respect to the 2042 Notes

Co-Managers:

Deutsche Bank Securities Inc., Mitsubishi UFJ Securities (USA), Inc., Wells Fargo Securities, LLC, HSBC Securities (USA) Inc., BNY Mellon Capital Markets, LLC and Santander Investment Securities Inc., with respect to the 2017 Notes

Barclays Capital Inc., HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc. and BNY Mellon Capital Markets, LLC, with respect to the 2022 Notes

Barclays Capital Inc., Deutsche Bank Securities Inc., Mitsubishi UFJ Securities (USA), Inc., Morgan Stanley & Co. LLC, UBS Securities LLC, Wells Fargo Securities, LLC, HSBC Securities (USA) Inc., BNY Mellon Capital Markets, LLC and Santander Investment Securities Inc., with respect to the 2042 Notes

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Barclays Capital Inc. toll free at 1-888-603-5847, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce Fenner & Smith Incorporated toll free at 1-800-294-1322 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.